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                                VINSON & ELKINS

                                ATTORNEYS AT LAW

                             VINSON & ELKINS L.L.P.
                           3700 TRAMMELL CROW CENTER
                                2001 ROSS AVENUE
                            DALLAS, TEXAS 75201-2975
                            TELEPHONE (214) 220-7700
                           VOICE MAIL (214) 220-7999
                               FAX (214) 220-7716

                                 June 28, 1996


American Physicians Service Group, Inc.
1301 Capitol of Texas Highway
Austin, TX  78746

Ladies and Gentlemen:

     We have acted as counsel for American Physicians Service Group, Inc., a Texas corporation (the "Company"), in connection with the Company's registration under the Securities Act of 1933, as amended (the "Act"), of 800,000 shares of common stock, par value $.10 per share (the "Shares"), of the Company pursuant to the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on July 2, 1996.

     In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Amended and Restated Articles of Incorporation of the Company, as filed with the Secretary of State of the State of Texas, (iii) the Amended and Restated By-Laws of the Company, and (iv) certain minutes of meetings of, and resolutions adopted by, the Board of Directors of the Company.

     We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents. In addition, we have assumed that, upon exercise of the stock options pursuant to which the Shares will be issued (the "Options"), (i) the Shares will be issued in accordance with the Company's 1995 Incentive and Non-Qualified Stock Option Plan, (ii) the full consideration for each Share shall be paid to the Company and in no event will be less than the par value for each Share, and
(iii) certificates evidencing the Shares will be properly executed and delivered by the Company in accordance with the Texas Business Corporation Act (the "TBCA").
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American Physicians Service Group, Inc.
Page 2
June 28, 1996


     Based on the foregoing and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares, when issued by the Company upon exercise of the Options in accordance with the 1995 Incentive and Non-Qualified Stock Option Plan, will be legally issued, fully paid and non-assessable.

     This opinion is limited in all respects to the laws of the State of Texas, the TBCA and the federal laws of the United States of America.

     This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.


                                 Very truly yours,

                                 /s/ Vinson & Elkins L.L.P.